[CUFSLP Letterhead]

, 2021

Jay E. Johnson
President
Trust for Credit Unions (the “Trust”)
c/o U.S. Bank Global Fund Services
615 East Michigan Street
3rd Floor
Milwaukee, WI  53202

Re:	Trust for Credit Unions – Enhanced Income Intermediate Credit Portfolio Trust for Credit Unions – Enhanced Income Credit Plus Equity Portfolio (each a “Portfolio,” together, the “Portfolios”)

Dear Mr. Johnson:

Pursuant to the First Amendment to the Administration Agreement (as amended, the “Agreement”) between Trust for Credit Unions and Callahan Credit Union Financial Services Limited Liability Limited Partnership (“CUFSLP”) dated [______], 2021, CUFSLP is entitled to receive an administration fee at an annual rate of 0.05% of each Portfolio’s average daily net assets.  By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, CUFSLP agrees that in order to improve the performance of the Portfolios, CUFSLP shall, until further notice, but in no event terminating before one year from the effective date of each Portfolio’s registration statement, waive all of administration fees pursuant to the Agreement.

Callahan Credit Union Financial Services Limited Liability Limited Partnership By: Name: Title:

Your signature below acknowledges
acceptance of this Agreement:

By:

Name:
Title: